                                                                    EXHIBIT 10.9


                                    AGREEMENT


                                   dated as of


                                October 13, 1999


                                  by and among


                            SYNAPTICS, INCORPORATED,


                                       and


                          THE PRINCIPAL SHAREHOLDERS OF
                            ABSOLUTE SENSORS LIMITED

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
TERMS OF THE OFFER..........................................................     2

   1.1   Issue of Synaptics' Stock and Cash Consideration...................     2
   1.10  Taking of Necessary Action; Further Action.........................     3

SECTION 2 - CLOSING.........................................................     3

   2.1   Closing Date.......................................................     3
   2.2   Actions at the Closing.............................................     3
   2.3   Payment............................................................     4
   2.4   Purchase of Common Stock...........................................     4

SECTION 3 - SECURITIES LAW COMPLIANCE.......................................     5

   3.1   Securities Act Exemption...........................................     5
   3.2   Stock Restrictions.................................................     5
   3.3   Corporate Securities Law...........................................     6

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS
REGARDING THE COMPANY.......................................................     6

   4.1   Organization Standing and Power; Subsidiaries......................     6
   4.2   Articles of Association............................................     7
   4.3   Capital Structure..................................................     7
   4.4   Authority..........................................................     8
   4.5   No Conflicts; Required Filings and Consents........................     8
   4.6   Financial Statements...............................................     9
   4.7   Absence of Undisclosed Liabilities.................................     9
   4.8   Absence of Certain Changes.........................................     9
   4.9   Litigation.........................................................    11
   4.10  Restrictions on Business Activities................................    11
   4.11  Permits; Company Products; Regulation..............................    12
   4.12  Title to Property..................................................    13
   4.13  Intellectual Property..............................................    15
   4.14  Environmental Matters..............................................    17
   4.15  Taxes..............................................................    19
   4.16  Employees..........................................................    29
   4.17  Certain Agreements Affected by the purchase of the Shares
          by Offeror .......................................................    31
   4.18  Pensions...........................................................    31
   4.19  Material Contracts.................................................    33
   4.20  Interested Party Transactions......................................    35
   4.21  Insurance..........................................................    35
   4.22  Compliance With Laws...............................................    36
   4.23  Minute Books.......................................................    36
   4.24  Complete Copies of Materials.......................................    36
   4.25  Brokers' and Finders' Fees.........................................    36

   4.26  Year 2000..........................................................    36
   4.27  Inventory..........................................................    37
   4.28  Accounts Receivable................................................    37
   4.29  Customers and Suppliers............................................    38
   4.30  Third Party Consents...............................................    38
   4.31  No Commitments Regarding Future Products...........................    38
   4.32  Representations Complete...........................................    38

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS
REGARDING THEIR SHAREHOLDER STATUS..........................................    39

   5.1   Power, Authorization and Validity..................................    39
   5.2   Title to Stock.....................................................    39
   5.3   No Violation.......................................................    40
   5.4   Acknowledgment.....................................................    40

SECTION 6 - REPRESENTATIONS AND WARRANTIES OF OFFEROR.......................    40

   6.1   Organization, Standing and Power...................................    40
   6.2   Capital Structure..................................................    41
   6.3   Authority..........................................................    41
   6.4   No Conflict; Required Filings and Consents.........................    41
   6.6   Absence of Certain Changes.........................................    42
   6.7   Litigation.........................................................    42
   6.8   Governmental Authorization.........................................    43
   6.9   Compliance With Laws...............................................    43

SECTION 7 - CONDITIONS TO CLOSING...........................................    43

   7.1   Conditions to Obligations of Each Party............................    43
   7.2   Additional Conditions to Obligations of the Principal Shareholders.    44
   7.3   Additional Conditions to the Obligations of Offeror................    45

SECTION 8 - ESCROW AND INDEMNIFICATION......................................    47

   8.1   Survival of Representations and Warranties.........................    47
   8.2   Escrow Fund........................................................    47
   8.3   Indemnification....................................................    47
   8.4   Damages Threshold..................................................    48
   8.5   Escrow Period......................................................    49
   8.6   Distributions; Voting..............................................    49
   8.7   Method of Asserting Claims.........................................    49
   8.8   Stockholders' Representative; Power of Attorney....................    50

SECTION 9 - TERMINATION; SURVIVAL AND EFFECT OF TERMINATION.................    50

   9.1   Termination........................................................    50


   9.2   Survival...........................................................    50

COVENANTS OF THE PRINCIPAL SHAREHOLDERS.....................................    51

   10.1  Conduct of Business of the Company.................................    51
   10.2  No Solicitation....................................................    54
   10.3  Access; Confidentiality............................................    55
   10.4  Public Announcements...............................................    55
   10.7  Cooperation........................................................    56
   10.6  Employees of the Business..........................................    56
   10.8  Notification of Claims.............................................    56
   10.9  Further Acts.......................................................    56

SECTION 11 - COVENANTS OF OFFEROR...........................................    56

   11.1  Blue Sky Laws......................................................    56
   11.2  Conduct of Business of Offeror.....................................    57

SECTION 12 - MISCELLANEOUS..................................................    57

   12.1  Survival of Warranties.............................................    57
   12.2  Notices............................................................    57
   12.3  Interpretation.....................................................    58
   12.4  Counterparts.......................................................    58
   12.5  Entire Agreement; Nonassignability; Parties in Interest............    58
   12.6  Binding Effect and Assignment......................................    59
   12.7  Severability.......................................................    59
   12.8  Remedies Cumulative................................................    59
   12.9  Governing Law......................................................    59
   12.10 Rules of Construction..............................................    59
   12.11 Waiver of Restrictions.............................................    59
   12.12 Amendments and Waivers.............................................    59

                                    AGREEMENT


THIS AGREEMENT (this "Agreement") is made and entered into as of the 13th day of October, 1999 (the "Effective Date"), by and among Synaptics, Incorporated, a California corporation ("Synaptics" or "Offeror"), and certain principal shareholders of Absolute Sensors Limited, a corporation incorporated under the laws of England (the "Company"), listed on Exhibit A (each individually, a "Principal Shareholder" and collectively, the "Principal Shareholders"). The Offeror and Principal Shareholders are collectively referred to as the "Parties."

                                    RECITALS

1. The Company is in the business of the design, manufacturing, marketing and sale of pen input solutions for portable information devices such as computers, personal digital assistants and telephones incorporating inductive sensing technology known as Spiral technology and similar technology.

2. The Principal Shareholders own the number of outstanding Ordinary Shares of the Company listed beside their names on Exhibit A. All of the remaining outstanding shares of the Company's capital stock and securities convertible into or exercisable for shares of the Company's capital stock are also listed on Exhibit A and are owned or will be owned at the Closing Date by the shareholders and option holders listed on Exhibit A. These shareholders, together with the Principal Shareholders, are defined as the "Shareholders" under this Agreement.

3. Offeror wishes to offer (the "Offer") to purchase from all Shareholders all of the outstanding Ordinary Shares of the Company held by them as of the Closing on the terms and conditions set forth in the general offer memorandum referred to in Section 10.3 below and attached to this Agreement as Exhibit B (the "Offer Document").

4. The Principal Shareholders wish to undertake to accept the Offer in respect of all of the outstanding Ordinary Shares of the Company held by them as of the Closing on the terms and conditions set forth in the Offer Document.

5. The Offer does not extend to any securities convertible into or exercisable for shares of the Company's capital stock and all such securities shall have been terminated as of the Closing.

6. The Parties intend that the transactions contemplated hereby and by the Offer Document will not constitute a plan of reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") as it is intended that the transactions will constitute a taxable stock purchase for U.S. tax purposes.

7. Offeror intends to make an election under Section 338(g) of the Code and similar provisions of applicable state laws.

                                    AGREEMENT

In consideration of the mutual promises, agreements, warranties and provisions contained in this Agreement, the Parties agree as follows:

                                   SECTION 1

TERMS OF THE OFFER.

1.1 ISSUE OF SYNAPTICS' STOCK AND CASH CONSIDERATION. Subject to the terms and conditions of this Agreement, Offeror agrees to issue the Offer Document forthwith pursuant to when it will offer to purchase ("the Purchase") at the Closing (as defined below), all of the Ordinary Shares of the Company outstanding as of the Closing (the "Shares") (which Shares shall constitute all of the outstanding capital stock of the Company as of the Closing) for an aggregate purchase price (assuming that the Offer is accepted in respect of all of the Shares) of (a) $1,450,000 in cash denominated in U.S. Dollars (the "Cash Consideration") and (b) 832,000 shares of Synaptics' Common Stock (subject to adjustment to reflect fully the effect of any stock split, reverse split or stock dividend and subject to increase as a result of Section 1.4 below) (the "Synaptics' Stock"). Subject to the terms and conditions of this Agreement, the Principal Shareholders agree forthwith to accept the Offer in respect of all of the Ordinary Shares of the Company held by them as of the Closing for the Cash Consideration Per Share and Synaptics' Stock Per Share set forth in
      Section 1.2 below.

1.2 SYNAPTICS' STOCK AND CASH CONSIDERATION PER SHARE. Subject to the terms and conditions of this Agreement, each Shareholder will be entitled to receive at the Closing, and at such later times as specified in this Agreement, (i) that portion of the Cash Consideration payable at the relevant time, rounded to the nearest cent, equal to the Cash Consideration divided by the aggregate number of Shares outstanding as of the Closing (the "Cash Consideration Per Share"), and (ii) that number of shares of Synaptics' Stock deliverable at the relevant time equal to the total number of shares of Synaptics' Stock divided by the aggregate number of Shares outstanding as of the Closing (the "Synaptics' Stock Per Share") and multiplied in each case by the number of Shares in respect of which the relevant Shareholder has accepted the Offer.

1.3 TERMINATION OF OPTIONS. It is a condition of the Offeror's obligation to effect the Purchase that effective immediately prior to the Closing and contingent upon consummation of the Purchase, all options, warrants and other rights to purchase shares of the Company's capital stock that have not been exercised as of the Closing (other than those granted to Competitive Technologies, Inc.) and obligations to issue shares or options to employees under any bonus scheme of the Company shall terminate without any action on the part of the holder thereof. In addition, as of the Closing, the outstanding capital stock of the Company shall consist solely of Ordinary Shares held by the Shareholders.

1.4 FRACTIONAL SHARES. No fraction of a share of Synaptics' Stock will be issued to a Shareholder under this Agreement. Instead each Shareholder shall receive such number of shares of Synaptics' Stock determined by aggregating all fractional shares of Synaptics' Stock to which the Shareholder would otherwise be entitled, and then rounding up to the nearest whole share.

1.5 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the date of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Offeror with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company as of the Closing, each Principal Shareholder shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and so long as the .Principal Shareholder has the power to take such action.

1.6 ACCEPTANCE OF OFFER. The Principal Shareholders hereby undertake to accept the Offer in respect of all of the outstanding Ordinary Shares of the Company held by them as of the Closing on the terms and conditions set forth in the Offer Document.

                                   SECTION 2


      CLOSING

2.1   CLOSING DATE. Unless this Agreement is earlier terminated pursuant to
      Section 9, the closing of the purchase pursuant to the Offer (the "Closing") shall be held at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, CA 94025 at 4:00 p.m. California time on the date upon which the Offer becomes or is declared unconditional in all respects, unless another time and place is agreed upon between the Principal Shareholders' Representative and the Offeror orally or in writing, such time and date being referred to herein as the "Closing Date."

2.2 ACTIONS AT THE CLOSING. At the Closing, the Principal Shareholders and Offeror shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

      (a) The Offer shall have become or been declared unconditional pursuant to the terms of the Offer Document;

      (b) Each of the Principal Shareholders shall procure that The Generics Group AG will deliver to Offeror a duly executed Deed of Tax Covenant in the form attached hereto as Exhibit C (the "Deed of Tax Covenant");

      (c) The Principal Shareholders will deliver an updated Balance Sheet of the Company in a form reasonably acceptable to Offeror dated as of a date as close as reasonably practicable to the Closing Date;

      (d) Offeror, certain of the Principal Shareholders of the Company and certain other entities listed on Exhibit A to the Agreement shall enter into a Deed of Non-Competition in the form attached hereto as Exhibit D (the "Deed of Non-Competition");

      (e) The Principal Shareholders shall cause a board meeting of the Company to be held at which:

            (i) the transfers of the Shares which have been acceded to the Offeror will be approved for registration (subject to their being duly stamped, which shall be at the cost of the Offeror);

            (ii) resignation letters of all directors (except for Ian Collins and David Ely) and the secretary of the Company will be tendered and accepted so as to take effect at the close of the meeting;

            (iii) all persons nominated by the Offeror (in the case of directors subject to any maximum number imposed by the relevant articles of association) will be appointed directors and secretary;

            (iv) all existing instructions and authorities to bankers will be revoked and will be replaced with alternative instructions, mandates and authorities in such form as the Offeror may require;

            (v)   the accounting reference date will be changed to June 30; and

            (vi)  Ernst & Young will be appointed auditors.

      (f) The Principal Shareholders shall procure delivery to the Offeror's UK Counsel, CMS Cameron McKenna, of the Company's statutory books.

2.3 PAYMENT OF CASH CONSIDERATION. The payment of the Cash Consideration set forth below shall be allocated among the Shareholders pursuant to the formula set forth in Section 1.2 above (and subject to Section 12.13):

      (a) An aggregate of $450,000 of the Cash Consideration shall be paid to the Shareholders at the Closing; and

      (b) An aggregate of $1,000,000 of the Cash Consideration shall be paid to the Shareholders on the six month anniversary of the Closing Date.

2.4 ISSUANCE OF SYNAPTICS' STOCK. The issuance of shares of Synaptics' Stock set forth below Shall be allocated among the Shareholders pursuant to the formula set forth in Section 1.2 above:

      (a) An aggregate of 632,000 shares of Synaptics' Stock (subject to adjustment to reflect fully the effect of any stock split, reverse split or stock dividend and subject to increase as a result of
            Section 1.4 above) shall be issued to the Shareholders at the Closing; and

      (b) Subject to the conditions set forth below, at the times specified below after the Closing, an aggregate of up to 200,000 shares of Synaptics' Stock (subject to adjustment to reflect fully the effect of any stock split, reverse split or stock dividend and subject to increase as a result of Section 1.4 above) shall be delivered (subject to the Escrow provisions provided below and in Section 8) to the Shareholders in accordance with the following formula: For each Company product sold for the PDA/Windows CE/mobile communications market over the twenty-four (24) month period following the Closing Date which incorporates Spiral technology, as determined by Offeror in good faith

            (the Principal Shareholders Representative having the right, upon reasonable notice to Offeror, to review the determination by Offeror and to examine such books and records of Offeror as shall be reasonably necessary to conduct such review), the Shareholders will in the aggregate be entitled to one share of Synaptics' Stock, up to a maximum of 200,000 shares (subject to adjustment to reflect fully the effect of any stock split, reverse split or stock dividend); provided, however that the Offeror will not be required to deliver shares of Synaptics' Stock more frequently than once during each six
            (6) month period following the Closing. Notwithstanding the foregoing, until the Escrow Termination Date, all shares of Synaptics' Stock that each Principal Shareholder is entitled to receive under this Section 2.4(b) shall be deposited by Offeror into the Escrow Fund. Synaptics shall have the right at any time to waive the conditions set forth in this Section 2.4(b) and issue to the Shareholders all remaining Shares which have not already been issued to the Shareholders under this Section 2.4(b) and to deposit all Shares to be issued under this Section 2.4(b) to the Principal Shareholders into the Escrow Fund prior to the Escrow Termination Date.

                                   SECTION 3

      SECURITIES LAW COMPLIANCE

3.1 SECURITIES ACT EXEMPTION. The Synaptics' Stock to be issued pursuant to the Offer shall not be registered under the Securities Act of 1933, as amended ("Securities Act"), and is being issued in reliance upon the exemption contained in Regulation S of the Securities Act, or such other exemptions as may be available, and in reliance upon the representations and warranties of the Shareholders contained in the Offer Document.

3.2 STOCK RESTRICTIONS. The certificates representing the shares of Synaptics' Stock issued pursuant to the Offer shall bear a restrictive legend or legends (and stop transfer orders shall be placed against the transfer thereof with Offeror's transfer agent), stating substantially as follows:

      (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT (i) IN COMPLIANCE WITH REGULATION S UNDER THE ACT, (ii) PURSUANT TO A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR (iii) PURSUANT TO AN AVAILABLE EXEMPTION UNDER SUCH ACT AND, IF REQUESTED BY THE COMPANY, AFTER DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS SO EXEMPT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT."

      (b)   Any legend required by the securities laws of any state.

3.3 CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

                                   SECTION 4

      REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS REGARDING THE COMPANY

      In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

      In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

      Except as disclosed in a document of the same date as this Agreement and delivered by the Principal Shareholders to Offeror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), each Principal Shareholder in consideration of the Offeror agreeing to make the Offer and issue the Offer Document hereby jointly and severally represents and warrants to Offeror as follows:

4.1 ORGANIZATION STANDING AND POWER; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of England, and each subsidiary of the Company, if any, (each a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Subsidiary has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 4.1 of the Company Disclosure Schedule. The Company is the owner of all outstanding shares of capital stock of each Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

4.2 ARTICLES OF ASSOCIATION. The Principal Shareholders have delivered a true and correct copy of the Memorandum and Articles of Association and all other charter documents, as applicable, of the Company and each Subsidiary, each as amended to date, to Offeror. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Memorandum or Articles of Association or equivalent organizational documents.

4.3 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 2,000,000 Ordinary Shares, of which there were issued and outstanding as of the Effective Date 739,276 Ordinary Shares. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to the exercise of options outstanding as of the Effective Date to purchase Ordinary Shares under the Company's S01 and SO2 Share Option Scheme (the "Company Stock Option Plan"). All outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Association of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding Ordinary Shares and options to purchase Ordinary Shares of the Company were issued in compliance with all applicable UK and U.S. federal and state securities laws. As of the close of business on the Effective Date, options to purchase 130,858 Ordinary Shares pursuant to the Company Stock Option Plan were outstanding. Section
      4.3 of the Company Disclosure Schedule sets forth the number of outstanding options and all other rights to acquire shares of the Company's capital stock pursuant to the Company Stock Option Plan or otherwise and the exercise price therefor. Except (i) for the rights created pursuant to this Agreement, (ii) for the Company's right to repurchase any unvested shares under the Company Stock Option Plan and (iii) as set forth in this Section 4.3 and Section 4.3 of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock (i) between or among the Company and any of its shareholders and (ii) to the actual knowledge (having made no independent inquiry) of the Principal Shareholders', between or among any of the Company's shareholders. The terms of all outstanding stock options of the Company provide, or will provide, as of the Closing, that such options shall terminate effective immediately prior to the Closing Date. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plan have been made available to Offeror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Offeror, except that Offeror understands such agreements will be amended to provide that the options to purchase the Company's Ordinary Shares shall terminate upon the Closing without any further action of the option holder.

4.4   AUTHORITY.  [INTENTIONALLY OMITTED].

4.5   NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

      (a) The execution and delivery of this Agreement by the Principal Shareholders does not, and the consummation of the transactions contemplated hereby and by the Offer Document will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Association of the Company or its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, role or regulation applicable to the Company or any Subsidiary or any of their properties or assets.

      (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by the Offer Document, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities laws of any foreign country; (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

4.6 FINANCIAL STATEMENTS. Section 4.6 of the Company Disclosure Schedule includes a true, correct and complete copy of the Company's audited financial statements for the fiscal year ended December 31, 1998, (the "Audited Financial Statements") and its unaudited financial statements (balance sheet, profit and loss account and statement of cash flows) on a consolidated basis as at, and for the nine month period ended September 30, 1999 (the "Unaudited Financial Statements") (collectively, the "Financial Statements"). The Audited Financial Statements have been prepared in accordance with the SSAPs, the legal principles set out in Schedules 4 and 4A CA 85, rulings and abstracts of the Urgent Issues Task Force of the Accounting Standards Board Limited and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the Accounting Standards Board Limited ("UK GAAP") applied on a consistent basis throughout the periods indicated and with each other. The Audited Financial Statements accurately set out and describe the financial condition and operating results of the Company and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Unaudited Financial Statements have been prepared on the same basis as the Audited Financial Statements and using the same accounting policies as were used in the preparation of the Audited Financial Statements and show a materially accurate view of the assets and liabilities and trading position of the Company. The Company has maintained a standard system of accounting established and administered in accordance with UK GAAP.

4.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has material obligations or liabilities of any nature (matured or matured, fixed or contingent) in excess of $25,000 individually or in the aggregate other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended September 30, 1999 (the "Company Balance Sheet"), and (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice.

4.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 4.8 of the Company Disclosure Schedule, since September 30, 1999 (the "Company Balance Sheet Date") there has not been, occurred or arisen any:

      (a) transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

      (b) amendments or changes to the Articles of Association of the Company, except as required under this Agreement;

      (c) capital expenditure or commitment by the Company or any Subsidiary, in any individual amount or in the aggregate exceeding $25,000;

      (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of the Company or any Subsidiary (whether or not covered by insurance) which would constitute a Material Adverse Effect;

      (e) labor trouble or claim of wrongful dismissal or other unlawful labor practice or action;

      (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by the Company;

      (g) revaluation by the Company or any Subsidiary of any of their respective assets;

      (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock, except repurchases of the Company Common Stock from terminated Company employees or consultants at the original per share purchase price of such shares;

      (i) sale, lease, license or other disposition of any of the assets or properties of the Company or any Subsidiary, except in the ordinary course of business and not in excess of $25,000, in the aggregate;

      (j) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which the Company or any Subsidiary is a party or by which it is bound;

      (k) loan by the Company or any Subsidiary to any person or entity, or guaranty by the Company or any Subsidiary of any loan, except for
            (i) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (ii) trade payables not in excess of $25,000 in the aggregate and in the ordinary course of business, consistent with past practices;

      (l) waiver or release of any right or claim of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary, in excess of $25,000 in the aggregate;

      (m) commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Company's directors' or the Principal Shareholders' knowledge, investigation of the Company or any Subsidiary or their respective affairs;

      (n) notice of any claim of ownership by a third party of the Company's or any Subsidiary's Intellectual Property (as defined in Section
            4.13 below) or of
            infringement by the Company or any Subsidiary of any third party's Intellectual Property rights;

      (o) issuance or sale by the Company or any Subsidiary of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

      (p) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any Subsidiary;

      (q) any event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

      (r) agreement by the Company, any Subsidiary or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Offeror and its representatives regarding the transactions contemplated by this Agreement).

4.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to Principal Shareholders' knowledge, threatened against the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or any Subsidiary or, to the Principal Shareholders' knowledge, any of their respective directors or officers (in their capacities as such), including any judgment, decree or order that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement. All litigation to which the Company is a party (or, to the knowledge of the Principal Shareholders, threatened to become a party) is disclosed in the Company Disclosure Schedule.

4.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the overall conduct of business by the Company or any Subsidiary as currently conducted or as proposed to be conducted by the Company or by any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement under which the Company or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.11  PERMITS; COMPANY PRODUCTS; REGULATION.

      (a) Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or that Subsidiary, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Authorizations") and no suspension or cancellation of any Company Authorization is pending or, to the Principal Shareholders' knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Company Authorization would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (ii) any Company Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate have a Material Adverse Effect on the Company.

      (b) Except as would not have a Material Adverse Effect on the Company, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or any Subsidiary (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the knowledge of the Principal Shareholders, the Company has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Except as disclosed in Section 4.11(b) of the Company Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or, to the Principal Shareholders' knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

      (c) The Company has obtained, in all countries where either the Company or a Subsidiary is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by the Company or any Subsidiary in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Principal Shareholders have identified and made available for examination by Offeror all information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listing, inspections, the Company's recalls and product actions, audits and the Company's ongoing field tests. The Principal Shareholders have identified in writing to Offeror all international locations where regulatory information and documents are kept.

4.12  TITLE TO PROPERTY.

      (a) The Company and each Subsidiary has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company

            Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Balance Sheet. The plants, property and equipment of the Company and Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of the Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent UK GAAP requires the same to be reflected.

      (b) Section 4.12(b) of the Company Disclosure Schedule also sets forth a true, correct and complete list of all equipment, plant and machinery (including fixed plant and machinery) (the "Equipment") owned or leased by the Company and its Subsidiaries, and such Equipment is, taken as a whole, (i) adequate for the conduct of the Company's business, consistent with its past practice and (ii) in good operating condition (except for ordinary wear and tear).

      (c) The Company has no liability (whether actual, contingent or otherwise) as tenant, assignee, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any land other than the real properties of which short particulars are set out in Section 4.12(c) of the Company Disclosure Schedule (the "Properties," and "Property" shall be construed accordingly). The Company has a good and marketable title to each Property for the estate or interest set out in Section 4.12(c) of the Company Disclosure Schedule, free from any mortgages or charges, any agreements for sale or lease, options or rights of pre-emption and any covenants, restrictions, stipulations, easements or other encumbrances which materially adversely affect the use, enjoyment or value of the Property. Any leases, underleases, tenancies, licenses or other agreements or arrangements giving rise to rights of occupation to which any Property is subject (the "Letting Documents") are referred to in Section 4.12(c) of the Company Disclosure Schedule. Otherwise the Company is in actual occupation of each of the Properties on an exclusive basis and, except by virtue of the Letting Documents, no person, other than the Company, has any right (actual or contingent) to possession, occupation or use of or interest in the Properties. The documents of title relating to each Property consist of original documents or properly examined abstracts, all of which are in the possession of the Company or are unconditionally held to its order. Where necessary all title deeds are fully stamped with ad valorem stamp duty and a produced document stamp.

      (d) Complete and accurate copies of all Leases and Letting Documents have been delivered to the Offeror and the Company has not committed any breach thereof. The Company has complied in all material respects with all laws, regulations, restrictions, covenants and obligations (including all covenants binding the Company contained in any Lease or Letting Document) relating to the Property, the Company has not received any notice or allegation of any breach of such laws, regulations, restrictions, covenants or obligations from any person and there are no circumstances likely to give rise to the service of any such notice or allegation.

      (e) There are appurtenant to the Property all rights and easements necessary for the use and enjoyment of the Property or (if there are no such rights and easements) none are required. There are adequate facilities and all necessary consents for the supply of all usual services to and the discharge of effluent from the Property. The Company has not had occasion to make any claim or complaint in relation to any neighboring property or its use or occupation and there are no disputes, claims, actions, demands or complaints which are outstanding or which are expected by the Company in relation to any Property and no notices materially affecting the Property have been given or received. The Property is not subject to any outgoings other than the uniform business rate or water rates (and sums due under any Lease including rent, insurance and service charge) and all such payments have been made to date.

      (f) The current use of each Property is as set out in Section 4.12(c) of the Company Disclosure Schedule and is a lawful use under the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and all other statutes regulating the development, design, use and control of property, and is being and has been carried out in accordance with valid planning permissions. No enforcement proceedings have been commenced or notices served and no such proceedings or notices have been proposed.

      (g) No planning permission contains unusual or otherwise unduly onerous conditions, is the subject of an existing challenge as to its validity or has been issued within the six months immediately before the date of this Agreement. There is no outstanding order, notice or other requirement of any local or other authority affecting the Property or involving expenditure in compliance with it nor any circumstances which may result in any such order or notice being made or served. All buildings and structures on the Properties are in good and substantial repair and condition. No buildings or structures have been constructed or extensions or major alternations carried out within the last six years.

      (h)   In relation to each Property where the Company's tenure is leasehold
            (i) any consents required for the grant of or under the covenants contained in the Lease have been obtained; (ii) the last installment of rent was paid to and was accepted by the landlord or its agents without qualification; (iii) All steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts and, where appropriate, evidence of the agreement or determination of the current rent has been placed with the documents of title; (iv) Sections 24 to 28 Landlord and Tenant Act 1954 have not been excluded in relation to the tenancy created by the Lease.

      (i)   In relation to each Property which is subject to Letting Documents
            (i) any consents required for the grant of or under the covenants contained in the Letting Documents have been obtained; (ii) all rent and additional rent, service charges or other payments under the Letting Documents have been paid to date and there is no subsisting breach of the covenants contained in the Letting Documents; (iii) the Property is not subject to any tenancy which is being continued after the contractual expiry date; (iv) in respect of every Letting Document which is not a new tenancy as defined in section 28 LTCA, the present tenant and each of its predecessors in title and any surety for any of them has given a covenant to the Company to observe and perform the obligations of the tenant throughout the term and no such persons have been released or are or may be entitled to be released.

4.13  INTELLECTUAL PROPERTY.

      (a) The Company and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, mask works, mask work rights, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of the Company or any Subsidiary as currently conducted or as proposed to be conducted by the Company or any Subsidiary.

      (b) Section 4.13 of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, copyrights, and mask work rights, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, all of which Intellectual Property has been validly assigned to the Company by Scientific Generics, Ltd., (ii) all licenses, sublicenses and other agreements to which the Company or any Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property, and
            (iii) all licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any products of the Company or any Subsidiary that are, individually or in the aggregate, material to the business of the Company or any Subsidiary. Neither the Company nor any Subsidiary is in violation of any license, sublicense or agreement described in Section 4.13 of the Company Disclosure Schedule.

            The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, will neither cause the Company or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

      (c) So far as the Principal Shareholders are aware, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any Subsidiary, any trade secret material to the Company or any Subsidiary or any Intellectual Property right of any third party to the extent licensed by or through the Company or any Subsidiary, by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

      (d) All patents, registered trademarks, service marks and copyrights held by the Company or any Subsidiary are valid and existing and so far as the Principal Shareholders are aware, there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of the Company or any Subsidiary. The Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. So far as the Principal Shareholders are aware, neither the conduct of the business of the Company and each Subsidiary as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of the Company or any Subsidiary as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by the Company or any Subsidiary of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. So far as the Principal Shareholders are aware, no third party is challenging the ownership by the Company or any Subsidiary, or validity or effectiveness of, any of the Intellectual Property. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to the best of Principal Shareholders' knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may have been commenced by the Company or any Subsidiary. There is no breach or violation of or threatened or actual loss of rights by the Company under any licenses to which the Company is a party.

      (e) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

      (f) The Company has taken all reasonable steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Each of the Company and its Subsidiaries has a policy requiring each of its employees and contractors to execute proprietary information and confidentiality agreements substantially in the Company's standard forms and all current and former employees and contractors of the Company and each Subsidiary have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by the Company or a Subsidiary to a third party has been pursuant to the terms of a written agreement between the Company or the applicable Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company or a Subsidiary has been pursuant to the terms of a written agreement between the Company or a Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

4.14  ENVIRONMENTAL MATTERS.

      (a)   The following terms shall be defined as follows:

            (i) "ENVIRONMENTAL AND SAFETY LAWS" shall mean any and all laws, whether civil, criminal or administrative (including, without limitation, European Community or European Union regulations, directives, decisions and recommendations, statutes and subordinate legislation; regulations, orders and ordinances; leases or licenses or other agreements (including agreements of the nature referred to at paragraph 44 of Chapter IV of the draft statutory Guidance to Part IIA of the Environment Protection Act 1990) which are binding on the Company; permits and licenses required to be issued; codes of practice, circulars, guidance notes and the like, common law, local laws and bye-laws; and judgments, notice, orders, directions, instructions or awards of any person having legal and/or regulatory authority or any court of law or tribunal in any jurisdiction), as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials (as defined below) or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public in each case if and to the extent that they are legally binding on the Company.

            (ii) "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum or petroleum products including crude oil or any fractions thereof; natural gas, synthetic gas, or any mixtures thereof; radon; asbestos; or any other pollutant or contaminant.

            (iii) "PROPERTY" shall mean all real property leased or owned by the Company or its Subsidiaries either currently or in the past.

            (iv) "FACILITIES" shall mean all buildings and improvements on the Property of the Company or its Subsidiaries.

      (b) The Company represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and (iii) the Company and its Subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) there has not been in the past, and there is not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters); (vi) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (vii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or ---- any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (viii) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (ix) the Facilities and the Company's and its Subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; (x) the Company and its Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits; and (xi) neither the Company nor any of its Subsidiaries is liable for any off-site contamination nor under any Environmental and Safety Laws.

4.15  TAXES.

      (a)   The following terms shall be defined as follows:

      (i) "TAXATION" or "TAX" shall mean all forms of taxation including any charge, tax, duty, levy, impost, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

      (ii) "TAXATION AUTHORITY" shall mean the Inland Revenue, Customs & Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation, whether in the United Kingdom or elsewhere;

      (iii) "TAXATION STATUTE" means any directive, statute, enactment, law, or regulation or similar measure, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any such measure which amends, extends, consolidates or replaces, or which has been amended, extended, consolidated or replaced by, any such measure; and

      (iv)  "ACCOUNTS DATE" means December 31, 1998.

(b)   GENERAL.

      (i) All notices, returns, computations and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority. All information supplied by the Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects. All Taxation which the Company is liable to pay prior to Closing has been or will be so paid prior to Closing. The Company has not within the period of six years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the Taxes Management Act (the "TMA") or any other Taxation Statute.

      (ii) All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all mounts due to be paid to the Inland Revenue prior to the date of this Agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such. All deductions and payments required to be made under any Taxation Statute in respect of national insurance and social security contributions (including employer's contributions) have been so made. All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company (if required by law to do so) has accounted to the Inland Revenue for the Tax so deducted. Proper records have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with. Section 4.15(b)(ii) of the Company Disclosure Schedule contains details so far as they affect the Company of all current dispensations agreed with the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166 the Income and Corporation Taxes Act 1988 (the "TA 88").

            (iii) The Company has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made. The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it is incorporated.

            (iv) Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Accounts Date, including distributions made down to such date or provided for in the Financial Statements and proper provision has been made in the Financial Statements for deferred Taxation in accordance with generally accepted accounting principles.

            (v) The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before the Accounts Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority. The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation.

            (vi) The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765 TA 88 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2) TA 88 (supply of information on movement of capital within the EU) and any regulations made or notice given under that provision. All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations; and any transaction for which clearance or consent was obtained has been carried into effect only in accordance with the terms of the relevant clearance or consent.

            (vii) The Company has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on closing of each asset owned by the Company at the Accounts Date or acquired by the Company since that date but before Closing. The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Financial Statements. Section 4.15(a)(vii) of the Company Disclosure Schedule contains full particulars of all matters relating to Taxation in respect of which the Company is or at Closing will be entitled (a) to make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute; (b) to appeal against any assessment or determination relating to Taxation; (c) to apply for a postponement of Taxation. No shares or securities have been issued by the Company to which the provisions of section 140A or 140D TA 88 have been or could be applied.

(c)   CORPORATION TAX.

      (i) If each of the capital assets of the Company was disposed of on the date of this Agreement for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Financial Statements or, in the case of assets acquired since the Accounts Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the Capital Allowance Act 1990 (the "CAA") would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38 Taxation of Chargeable Gains Act 1992 (the "TCGA").

      (ii) All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for writing-down allowances or industrial building allowances (as the case may be) under CAA and where appropriate notices have been given to the Inland Revenue under section 118 Finance Act 1994.

      (iii) The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be under sections 53 or 55 CAA in respect of such assets. The Company is not a lessee under a lease to which the provisions of
            Schedule 12 FA 1997 apply or could apply. The Company has not made any election under section 37 CAA nor is it taken to have made such an election under section 37(8)(c) CAA. The Company does not own and has not owned a long life asset (within the meaning of section 38A
            CAA) in respect of which any claim for capital allowances would be subject to the provisions of section 38E-38G CAA. None of the assets of the Company expenditure on which has qualified for a capital allowance under Part I CAA has at any time been used otherwise than as an industrial building or structure.

      (iv) No distribution within the meaning of sections 209, 210 and 211 TA 88 has been made (or will be deemed to have been made) by the Company after 5th April, 1965 except dividends shown in its audited accounts and the Company is not bound to make any such distribution. No elections have been made pursuant to section 246A TA 88 in respect of any dividends and nor has the Company made a distribution to which the provisions of paragraph 2 of Schedule 7 FA 1997 have been, or could be, applied. The Company has not received a dividend in respect of which the payer has made an election under section 246A TA 88 nor a distribution to which the provisions of paragraph 2 of Schedule 7 FA 1997 have been, or could be, applied.

      (v) The Company has not any time after 6th April, 1965 repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has the Company after that date capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI TA
            88) or passed or agreed to pass any resolution to do so. The Company has not been engaged in nor been a party to any of the transactions set out in sections 213 to 218 inclusive TA 88 nor has it made or received a chargeable payment as defined in section 218(1) TA 88. No securities (within the meaning of section 254(1) TA 88) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either sections 209(2)(d), 209(2)(da) or 209(2)(e) TA 88, nor has the Company agreed to issue such securities in such circumstances. The Company has not received any capital distribution to which the provisions of section 189 TCGA could apply.

      (vi) The Company has not entered into any transaction to which the provisions of section 779 or 780 TA 88 have been or could be applied. The Company has not since 31st March, 1982 received any foreign loan interest in respect of which double taxation relief will or may be restricted under section 798 TA 88. No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 125, 338, 339, 779 to 784 inclusive, 787 or 788 TA 88 or any other statutory provision or otherwise. No rent is or has been payable by the Company to which the provisions of sections 33A and 33B TA 88 could have applied prior to their ceasing to have effect. No claim has been made by the Company under sections 584, 585 or 723 TA 88 or under section 279 TCGA. The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes whether up to or after the Accounts Date.

            (vii)  Intentionally deleted.

            (viii) The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, neither is or was the Company a party to any transaction or arrangement to which the provisions of section 770A and Schedule 28AA TA 88 may apply and nor will the Company receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities. The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19 TCGA nor given or agreed to give any consideration to which section 128(1)(2) TCGA could apply. No allowable loss has accrued to the Company to which section 18(3) TCGA will apply.

            (ix) The Company is not owed a debt, other than a debt on a security, on the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 251 TCGA. No claim for relief has been allowed to the Company pursuant to sections 253 and 254 TCGA in respect of any loan and no chargeable gain has or is likely to arise pursuant to section 253 (5), (6), (7) or (8) or section 254 (9) or (10) TCGA. The Company has not acquired benefits under any policy of assurance otherwise than as the original holder of legal and beneficial title.

            (x) No claim or election affecting the Company has been made (or assumed to be made) under sections 140, 140C or 187 TCGA. No allowable loss which might accrue on the disposal by the Company of any share in or security of any company is likely to be reduced by virtue of the provisions of sections 176 and 177 TCGA. The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 30-34 TCGA. No asset owned by the Company is subject to a deemed disposal and re-acquisition under Schedule 2 TCGA so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straightline growth.

            (xi)   The Company has made no claim under any of the following (a)
                   section 280 TCGA (tax on chargeable gains payable by installments); (b) section 24(2) TCGA (assets of negligible value); (c) section 242(2) TCGA (small part disposals of land); or (d) section 139 FAA 1993 (deferral of unrealized exchange gains).

            (xii) The Company has not received any assets by way of gift as mentioned in section 282 TCGA and the Company has not held, and does not hold, shares in a company to which section 125 TCGA could apply.

            (xiii) There has not accrued or arisen any income, profit or gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of section 13 TCGA or Chapter IV of Part XVII TA 88. The Company has not been served with a notice in respect of the unpaid corporation tax liability of any company pursuant to section 191 TCGA.

            (xiv) No notice of the making of a direction under section 747 TA 88 has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make such a direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752 TA 88. The Company has not been a party to any transaction or arrangement whereby it is or may in future become liable for Taxation under or by virtue of section 42A TA 88 or regulations made under that Act or under section 126 FA 1995.

            (xv) No scheme registered under Chapter III of Part V TA 88 applies to the Company or any of its employees and no application for registration of a scheme so applying has been made. The Company has not received a payment out of funds held for the purposes of an exempt approved scheme in respect of which an amount is recoverable by the Inland Revenue under section 601 TA 88.

            (xvi) Section 14.5(c)(xvi) of the Company Disclosure Schedule contains full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248 TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets, and indicate which assets (if any) so affected would not on a disposal give rise to relief under Schedule 4 TCGA. Section 4.15(c)(xvi) of the Company Disclosure Schedule contains full particulars of elections made under (a) Regulation 10 The Exchange Gains and Losses (Alternative Method of Calculation of Gain or Loss) Regulations 1994 and whether or not such elections have been varied; and (b) Regulations 3 or 4 The Local Currency Elections Regulations 1994 and such election is still valid.

            (xvii) All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV Finance Act 1996 at the time and to the extent that such debits are recognized in the statutory accounts of the Company. Section 14.5(c)(xvii) of the Company Disclosure Schedule contains full particulars of any debtor relationship (within the meaning of section 103 Finance Act 1996) of the Company which relates to a relevant discounted security (within the meaning of paragraph 3 of Schedule 13 Finance Act
                   1996) to which paragraph 17 or 18 of Schedule

                  9 Finance Act 1996 applies. Section 14.5(c)(xvii) of the Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9 Finance Act 1996). The Company Disclosure Schedules contains full particulars of: (a) any loan relationships to which the Company is a party to which paragraph 8 of Schedule 15 Finance Act 1996 has applied or will apply on the occurrence of a relevant event (within the meaning of paragraph 8(2) of Schedule 15 Finance Act 1996); (b) the amount of any deemed chargeable gain or deemed allowable loss that has arisen or will arise on the occurrence of such relevant event; and (c) any election made pursuant to paragraph 9 of Schedule 15 Finance Act 1996. The Company has not entered into any transaction to which paragraph 11 of
                  Schedule 9 Finance Act 1996 applies.

(d)   CORPORATION TAX - GROUPS OF COMPANIES.

      (i) Section 4.15(d)(i) of the Company Disclosure Schedule contains full particulars of all arrangements and agreements relating to group relief (as defined by section 402 TA 88) to which the Company is or has been a party and all claims by the Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax. The Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax. The Company has received all payments due to it under any arrangement or agreement for any surrender of group relief made by it and the payments are not liable to be refunded in whole or in part; (d) no such payment exceeds or could exceed the amount permitted by section 402(6) TA 88; and (e) no arrangements such as are specified in section 410(1)-(6) TA 88 exist or existed for any period of account in respect of which a surrender has been made or purports to have been made.

      (ii) Section 4.15(d)(iii) of the Company Disclosure Schedule contains full particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under section 240 TA 88 and (a) the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set-off against the Company's liability to corporation tax; (b) the Company has received all payments due to it under any arrangement or agreement for any surrender of advance corporation tax made by it and the payments are not liable to be refunded in whole or in part; (c) no such payment exceeds or could exceed the amount permitted by section 240(8) TA 88; and (d) no arrangements such as are specified in section 240(11) TA 88 whereby any person could obtain control of the Company exist or existed for any period in respect of which a claim under section 240 TA 88 has been made or purports to have been made.

      (iii) Section 4.15(d)(iii) of the Company Disclosure Schedule contains full particulars of all arrangements and agreements relating to the transfer of tax refunds to which the Company is or has been a party and (a) all claims by the Company for the transfer of tax refunds were when made and are now valid and have been or will be allowed by way of discharging the liability of the Company to pay any corporation tax; (b) the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the transfer of tax refunds allowable to the Company by way of discharge from liability to corporation tax and equivalent to the Taxation for which the Company would have been liable but for the transfer; (c) the Company has received all payments due to it under any such arrangement or agreement or transfer of tax refunds made by it and the payments are not liable to be refunded in whole or in part; (d) no such payment exceeds or could exceed the amount permitted by section 102(7) Finance Act 1989; and (e) no arrangements such as specified in section 410(1)-(6) TA 88 exist or existed for any period in respect of which a claim under section 102 FA 1989 has been made or purports to have been made.

      (iv)  No tax has been or may be assessed on the Company pursuant to section 190 TCGA in respect of any chargeable gain accrued prior to the date of this Agreement and the Company has not at any time within the period of six years ending with the date of this Agreement transferred any asset other than trading stock including without limitation any transfer by way of share exchange within section 135 TCGA to any company which at the time of disposal was a member of the same group as defined in section 170 TCGA. The execution or completion of this Agreement or any other event since the Accounts Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 178 or 179 TCGA or as a result of any other Event since the Accounts Date.

      (v) Section 4.15(d)(v) of the Company Disclosure Schedule contains full particulars of all elections made by the Company under section 247 TA 88 and all such elections are now in force and the Company has not paid any dividend without advance corporation tax or made any payment without deduction of income tax in the circumstances specified in section 247(6) TA 88 and no assessment has been made on the Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted. The Company has no capital losses the set-off of which are or may be restricted by section 177A and Schedule 7A TCGA.

(e) CLOSE COMPANIES. The Company has at all times been a close company within the meaning of sections 414 and 415 TA 88. The Company has not in any accounting period beginning after 31st March, 1989 been a close investment-holding company as defined in section 13A TA 88. No distribution within section 418 TA 88 has ever been made by the Company. Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422 TA 88 have been disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

(f) INHERITANCE TAX. The Company has made no transfers of value within sections 94 and 202 ITA nor has the Company received a transfer of value such that liability might arise under section 199 ITA nor has the Company been party to associated operations in relation to a transfer of value as defined by section 268 ITA. There is no unsatisfied liability to inheritance tax attached to or attributable to the Shares or any asset of the Company and none of them is subject to an Inland Revenue charge as mentioned in section 237 and 238 ITA. No asset owned by the Company nor the Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212 ITA.

(g)   VAT.


      (i) The Company is a taxable person duly registered for the purposes of value added tax ("VAT"). The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59 or 64 Value Added Tax Act ("VATA") nor been given a warning within section 76(2) VATA nor has the Company been required to give security under paragraph 4 of Schedule 11 VATA. VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

      (ii) All supplies made by the Company are taxable supplies and the Company has not been and will not be denied full credit for all input tax by reason of the operation of sections 25 and 26 VATA and regulations made thereunder or for any other reasons and no VAT paid by the Company is not input tax as defined in section 24 VATA and regulations made thereunder.

      (iii) The Company is not and has not been for VAT purposes a member of any group of companies other than the Group and no act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Customs & Excise under Schedule 9A VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

      (iv) The Company has not been or agreed to be party to any transaction or arrangement in relation to which a direction has been or could be made under paragraph 1 of Schedule 6, VATA or to which paragraph 2(3A) of Schedule 10 VATA applied. The Company is not and has not agreed to become liable for VAT by virtue of section 47 and 48 VATA.

      (v) The Company or its relevant associate for the purposes of paragraph 3(7) of Schedule 10 VATA has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 VATA) only in respect of those Properties listed (as having been the subject of such an election) in the Company Disclosure Schedule and
            (a) neither the Company nor its relevant associate has any intention or obligation to exercise such an election in respect of any other of the Properties; (b) all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 VATA has been given and any permission required by paragraph 3(9) of Schedule 10 VATA has been properly obtained; (c) a copy of the notification and of any permission obtained from H M Customs & Excise in connection with the election has been disclosed to the Company; (d) no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of Schedule 10 VATA; (e) in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable; and (f) the Company has not agreed to refrain from making an election in relation to any of the Properties.

      (vi) The Company does not own and has not at any time within the period of ten years preceding the date of this Agreement owned any assets which are capital items subject to the Capital Goods Scheme under
            Part XV of the VAT Regulations 1995. The Company has not made any claim for bad debt relief under section 36 VATA and details of any claim it could make have been disclosed. The Company has not entered into any self billing arrangement in respect of supplies made by any other person nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

(h) STAMP DUTY. All stampable documents wheresoever executed (other than those which have ceased to have any legal effect) to which the Company is a party have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Since the Accounts Date there have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on the Company. Since the Accounts Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within section 87(1) FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

4.16  EMPLOYEES.

      (a) The particulars shown in Section 4.16(a) of the Company Disclosure Schedule are true and complete and show in respect of each director, officer and employee of the Company his date of birth, the date on which he commenced continuous employment with the Company for the purposes of Employment Rights Act 1996 (the "ERA") and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive and bonus arrangements to which the Company is a party whether legally binding or not) and each director, officer and employee of the Company is listed there. The Company is not a party to any agreement or arrangement with or commitment to any trade unions or staff association nor are any of its employees members of any trades union or staff association.

      (b) There is no contract of service in force between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation (other than any compensation payable under Parts X and XI ERA) on one month's notice given at any time or otherwise in accordance with section 86 ERA. There are no consultancy or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements (binding or otherwise) between the Company or any employers' or trade association of which the Company is a member and any Trade Union. There are no outstanding pay negotiations with any employees or Trade Unions.

      (c) There are no amounts owing to present or former directors, officers or employees of the Company other than not more than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer or employee of the Company, nor any dependant of any present or former director, officer or employee of the Company.

      (d) Save to the extent (if any) to which provision or allowance has been made in the Company Balance Sheet or as set forth in Section 4.16(c) of the Company's Disclosure Schedule (i) no liability has been incurred or is anticipated by the Company for breach of any contract of employment or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex or race discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services; (ii) no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, officer or any dependant of any present or former director, officer or employee of the Company; and (iii) the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director, officer or employee of the Company.

      (e) The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied with (a) all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees; and (b) all collective agreements, recognition agreements and customs and practices for the time being affecting its employees or their conditions of service.

      (f) The Company is not in breach of any of the following provisions of the following Acts or of any regulations made under any of such
            Acts: section 21 Children and Young Persons Act 1933; sections 14, 59, 71 and 72 Shops Act 1950; section 155 Factories Act 1961;
            section 33 Health and Safety at Work etc. Act 1974. There is no liability or claim against the Company outstanding or anticipated under the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the ERA, the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("TUPE"), the Social Security and Housing Benefits Act 1982, the Social Security Contributions and Benefits Act 1992, Trade Union and Labour Relations (Consolidation) Act 1992 ("TULRCA") or the Trade Union Reform and Employment Rights Act 1993. Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union under the provisions of Part IV TULRCA or under TUPE nor has the Company failed to comply with any such obligation under Part IV TULRCA.

      (g) No present director, officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement and Completion of this Agreement will not entitle any employee to terminate his employment or trigger any entitlement to a severance payment or liquidated damages. Furthermore, the Principal Shareholders are not aware that either Ian Collins or David Ely intend to terminate their employment relationship with the Company. The Company has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee in respect of its employees.

      (h) Other than the Company Stock Option Plan, the Company does not have in existence nor is it proposing to introduce, and none of its directors, officers or employees participates in (whether or not established by the Company), any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or the dependants of any of such persons or any scheme under which any present or former director, officer or employee of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company including any profit related pay scheme established under Chapter III, Part VTA 88.

      (i) No dispute exists or can reasonably be anticipated between the Company and a material number or category of its employees or any Trade Union(s) and so far as the Principal Shareholders are aware there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee of the Company. The Company has not had during the last three years any strike, work stoppages, slow-down or work-to-rule by its employees or lock-out, nor, so far as the Principal Shareholders are aware, is any anticipated, which has caused, or is likely to cause, the Company to be materially incapable of carrying on its business in the normal and ordinary course.

      (j) The Company has not been a party to any relevant transfer as defined in TUPE nor has the Company failed to comply with any duty to inform and consult any Trade Union under the said regulations within the period of one year preceding the date of this Agreement.

4.17 CERTAIN AGREEMENTS AFFECTED BY THE PURCHASE OF THE SHARES BY OFFEROR. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.18  PENSIONS.

      (a) "PENSION SCHEMES" shall mean agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of the Company or of any of the Subsidiaries or for the benefit of the dependants of any such persons;

      (b) GENERAL. True and complete copies of the following have been delivered to the Offeror in relation to each Pension Scheme: Trust deeds and rules and all other deeds; Booklets currently in force and any subsequent announcements to scheme members; Latest finalized actuarial valuation together with any subsequent valuation in draft and any subsequent written actuarial advice not included in such valuations; Details of members, pensioners and deferred pensioners (including dates of birth, sex, entry and current salary and pensionable salary and name of employer); Details of contributions by members and the employer in the last three years; List of investments; and investment agreements; Scheme accounts and trustee reports for the last three years; Evidence of Inland Revenue approval; contracting-out certificate (if applicable); SSAP 24 disclosures in the employer's accounts for the last three years; Insurance policies and certificates and details of premiums paid; Details of ex-gratia pensions and any discretionary increases in benefits given in the last three years; Details of arrangements for the selection of trustees in accordance with sections 16 to 21 Pensions Act 1995 including copies of notices to members; Statement of investment principles prepared in accordance with section 35 Pensions Act 1995; Any correspondence with the Occupational Pensions Regulatory Authority in relation to the Pension

            Scheme; and all letters or agreements for the appointment of professional advisers pursuant to section 47 Pensions Act 1995; Any actuarial certificates pursuant to section 67 Pensions Act 1995.

      (c) In relation to each Pension Scheme no power to augment benefits has been exercised; no discretion has been exercised to admit an employee to membership of the pension scheme who would not otherwise be eligible; no discretion has been exercised to provide a benefit which would not otherwise be provided; all benefits (other than a refund of contributions with interest where appropriate) payable under the pension scheme on the death of a member while in an employment to which the pension scheme relates or during a period of sickness or disability of a member are fully insured by a policy with an insurance company of good repute. Each member has been covered for insurance by the insurance company at its normal rates and on its normal terms for persons in good health and all premiums payable have been paid; there are no contributions to the Pension Scheme which are due but unpaid and have remained unpaid for more than one month and in any event contributions have been paid which are at least equal to and by the due date specified in any schedule of contributions or payments applicable under section 58 or 87 Pensions Act 1995; no take-over protection provision will be triggered by Completion; no payment has been made out of the Pension Scheme to any participating employer; no amendment has been made in contravention of section 67 of the Pensions Act 1995; each Pension Scheme of the Company is sufficiently funded on an ongoing basis using the assumptions used in the last actuarial valuation to secure at least the benefits accrued to Completion (other than those which are insured) and in addition is sufficiently funded to meet the minimum funding requirement as defined in section 56 Pensions Act 1995; other than benefits payable on death as disclosed, each Pension Scheme of the Company provides only money purchase benefits within the meaning of section 181 Pension Schemes Act 1993.

      (d) Each Pension Scheme (i) is either approved by the Board of Inland Revenue for the purposes of Chapter I of Part XIV TA 88 or is a scheme under which the benefits provided or to be provided are consistent with the approval of the scheme by the Board of Inland Revenue for such purposes and is a scheme in respect of which an application for such approval has been made and has not been withdrawn or refused and the Board of Inland Revenue have not given notice to the applicant that they believe the application has been dropped; (ii) is established under irrevocable trusts; (iii) has been administered in accordance with the preservation requirements under the Pension Schemes Act 1993, the equal access requirements of that Act, the contracting-out requirements of that Act (where applicable), the Pensions Act 1995, and all other applicable laws (including Article 119 of the Treaty of Rome), regulations and requirements of any competent governmental body or regulatory authority and the trusts and rules of the Pension Scheme; (iv) has not been the subject of any report of wrongdoing or irregularities to the Occupational Pensions Regulatory Authority nor, so far as the Principal Shareholders are aware, are there any circumstances which would justify such a report; (v) is a scheme in respect of which all actuarial, consultancy, legal and other fees, charges or expenses have been paid and for which no services have been provided for which an account or invoice has not been rendered; and (vi) has no investment in employer-related assets as defined in section 40 Pensions Act 1995.

      (e) No claim has been threatened or made or litigation commenced against the trustees or administrator of any Pension Scheme or against the Company or any other person whom the Company is or may be liable to indemnify or compensate in respect of any matter arising out of or in connection with any Pension Scheme. So far as the Principal Shareholders are aware, there are no circumstances which may give rise to any such claim or litigation. There are no unresolved disputes under the Pension Scheme's internal dispute resolution procedure.

4.19  MATERIAL CONTRACTS.

      (a) Subsections (i) through (ix) of Section 4.19(a) of the Company Disclosure Schedule contain the names, parties and dates of all contracts and agreements to which the Company or any Subsidiary is a party and that are material to the business, results of operations, or condition (financial or otherwise), of the Company and the Subsidiaries taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 4.19(a) of the Company Disclosure Schedule being referred to herein collectively as the "Material Contracts"). "Material Contracts" shall include, without limitation, the following and shall be categorized in the Company Disclosure Schedule as follows:

            (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than one year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any Subsidiary under the terms of which the Company or any Subsidiary: (A) paid or otherwise gave consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1998, (B) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (C) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such contract, or (D) cannot be canceled by the Company or such Subsidiary without penalty or further payment of less than $25,000;

            (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which the Company or any Subsidiary is a party which (A) involved consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1998, (B) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999,
                  (C) is
                  likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract, or (D) cannot be canceled by the Company or such Subsidiary without penalty or further payment of less than $25,000;

            (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which the Company or any Subsidiary is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which the Company or any Subsidiary is a party which: (1) involved consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1998 or (2) are likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999 or
                  (3) are likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract;

            (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which (A) involved consideration or more than $25,000 in the aggregate during the calendar year ended December 31, 1998, (B) are likely to involve consideration of more than 25,000 in the aggregate during the calendar year ended December 31, 1999, or (C) are likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract;

            (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company or any Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

            (vi) all contracts and agreements that limit the ability of the Company or any Subsidiary or, after the Closing Date, Offeror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

            (vii) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and any affiliate of the Company (other than a wholly owned subsidiary), on the other hand;

            (viii)all contracts and agreements to which the Company or any
                  Subsidiary is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

            (ix) all other contracts or agreements (A) which are material to the Company and its Subsidiaries or the conduct of their respective businesses or (B) the absence of which would have a Material Adverse Effect on the Company or (C) which are believed by the Company to be of unique value even though not material to the business of the Company.

      (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each Material Contract, is a legal, valid and binding agreement, and none of the Material Contracts has been canceled by the other party; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and none of the Company or any of the Subsidiaries anticipates any termination of or change to, or receipt of a proposal with respect to, any such agreement as a result of the purchase of the Shares by Offeror or otherwise. The Company has furnished Offeror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

4.20 INTERESTED PARTY TRANSACTIONS. Neither the Company nor any Subsidiary is indebted to any director, officer, employee or agent of the Company or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any Subsidiary.

4.21 INSURANCE. The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. The Principal Shareholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

4.22 COMPLIANCE WITH LAWS. Each of the Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Company.

4.23 STATUTORY BOOKS; MINUTE BOOKS; STATUTORY RETURNS. The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, and no notice or allegation that any of them is incorrect or should be rectified has been received. The Company has complied with the provisions of the Companies Acts (as defined in CA 85) and the Companies Act 1989 and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by the Company have been correctly and properly prepared and so filed or delivered. The minute books of the Company and its Subsidiaries made available to Offeror contain a complete and accurate record of the matters that they should deal with.

4.24 COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document which has been requested by Offeror or its counsel in connection with their legal and accounting review of the Company and its Subsidiaries.

4.25 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.26  YEAR 2000.

      (a) "MILLENNIUM-COMPLIANT" in relation to any hardware and/or software shall mean that its operation, functionality and performance will not (before, during or after 2000) be adversely affected by reason of any date information or any change of such information, and that
            (i) no value for current date will cause any interruption in the operation of the hardware and/or software; (ii) all manipulations of time-related data will produce the correct results for all valid date values within the application domain; (iii) date-based functionality will behave consistently and correctly for all dates before, during and alter 2000; (iv) in all interfaces and data storage the correct century is specified (explicitly or by unambiguous algorithms or inferencing rules) without human intervention; (v) where any date information is represented without a century, the correct century is unambiguous for all manipulations involving that information; and (vi) 2000 is recognized as a leap year.

            "MILLENNIUM-COMPLIANCE FAILURE" shall mean the failure of any hardware and/or software to be Millennium-compliant (whether in some only or in all respects).

      (b) The hardware and/or software used by the Company are Millennium-compliant and neither such hardware and/or software nor any services relating to hardware and/or software owned or used by the Company or to any other aspect of the Company data processing or data transfer requirements will be affected by any Millennium-compliance failure. The Company has established a project ("the Year 2000 Project") for investigating and addressing the potential adverse effects on the Company's business of any Millennium-compliance failure (including in relation to any hardware and/or software belonging to or used by the Company's clients, customers, trading partners and suppliers). The methodology and key personnel of the Year 2000 Project, together with a summary of the material findings and actions of the Year 2000 Project to date (including any financial provision or reserve made in relation to such findings) have been set out in Section 4.26 of the Company Disclosure Schedule. The Company has diligently pursued such methodology, and the summary discloses a tree and fair view of the Company's readiness for any Millennium-compliance failure.

4.27 INVENTORY. The inventories shown on the Company Balance Sheet or thereafter acquired by the Company consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Company Balance Sheet Date, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is Consistent with its past practice and in accordance with UK GAAP applied on a consistent basis. Since January 1, 1999 due provision has been made on the books of the Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

4.28  ACCOUNTS RECEIVABLE.

      (a) The Principal Shareholders have made available to Offeror a list of all accounts receivable of the Company and each Subsidiary reflected on the Company Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice.

      (b) All Accounts Receivable of the Company and its Subsidiaries arose in the ordinary course of business and are carried at values determined in accordance with UK GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

4.29 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 10% of the Company's gross revenues during the 12 month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has at any time on or after August 31, 1999 decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Principal Shareholder's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the company or its usage of the services or products of the Company, as the case may be. To the Principal Shareholder's knowledge, from and after the date hereof, no customer which individually accounted for more than 10% of the Company's gross revenues during the 12 month period preceding the Effective Date intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its usage of the services or products of the Company. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

4.30 THIRD PARTY CONSENTS. No consent or approval is needed from any third party in order to effect the purchase of the Shares by Offeror, this Agreement or any of the transactions contemplated hereby.

4.31 NO COMMITMENTS REGARDING FUTURE PRODUCTS. The Company has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which the Company's customers from time to time test or evaluate products). The products the Company has delivered to customers substantially comply with published specifications for such products and the Company has not received material complaints from customers about its products that remain unresolved.
      Section 4.31 of the Company Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

4.32 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Principal Shareholders in this Agreement or in any attachment hereto, including the Company Disclosure Schedule, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading in each case so as to have a Material Adverse Effect on the Company. Offeror hereby confirms that as of the Effective Date it is not aware of any breach of any warranty so as to give rise to a warranty claim under this Agreement.

                                   SECTION 5

      REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
      SHAREHOLDERS REGARDING THEIR SHAREHOLDER STATUS

      Each Principal Shareholder in consideration of the Offeror agreeing to make the Offer and issue the Offer Document hereby represents and warrants to Offeror, as to himself, herself or itself, as the case may be, as follows:

5.1 POWER, AUTHORIZATION AND VALIDITY. The Principal Shareholder has all requisite legal and, to the extent applicable, corporate power, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and by the Offer Document. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Offer Document have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by or on behalf of such Principal Shareholder. This Agreement has been duly executed and delivered by such Principal Shareholder and constitutes a valid and binding obligation of the Principal Shareholder, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Principal Shareholder in connection with the execution and delivery of this Agreement by the Principal Shareholder or the consummation by the Shareholder of the transactions contemplated hereby and by the Offer Document.

5.2 TITLE TO STOCK. The Principal Shareholder is the sole owner of the Shares or options to purchase the Shares reflected next to such Principal Shareholder's name on Exhibit A and has or will have, as of the Closing, good, valid and marketable title to such Shares free and clear of all restrictions, claims, liens, charges, encumbrances and equities whatsoever. The Principal Shareholder represents that he, she or it has or will have, as of the Closing, full right, power and authority to sell, transfer and deliver the Shares to Offeror, and, upon delivery of the certificate or certificates therefor duly endorsed for transfer to Offeror and Offeror's payment for and acceptance thereof, will transfer to Offeror good, valid and marketable title thereto free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever. The Principal Shareholder is not party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the Shares. There is no action, proceeding, claim or, to the Principal Shareholder's knowledge, investigation against the Principal Shareholder or the Principal Shareholder's assets, properties or, as applicable, any of the Principal Shareholder's respective officers or directors, pending or, to the Principal Shareholder's knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the Shares held by such Principal Shareholder.

5.3 NO VIOLATION. The execution, delivery and performance of this Agreement, and the consummation of the Purchase and the other transactions contemplated by this Agreement and by the Offer Document do not and will not conflict with or result in a violation of the Articles of Association, partnership agreement or other applicable charter document of the Principal Shareholder, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the Principal Shareholder's Shares under, (a) any instrument, indenture, lease, mortgage or other agreement or contract to which the Principal Shareholders is a party or to which such Principal Shareholder or any of such Principal Shareholder's assets or properties may be subject or (b) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Principal Shareholders or the Principal Shareholder's assets or properties. The consummation of the Purchase and the other transactions contemplated by this Agreement will not require the consent of any third person with respect to the rights, licenses, franchises, leases or agreements of the Principal Shareholder.

5.4 ACKNOWLEDGMENT. The Principal Shareholder hereby acknowledges that the Principal Shareholder has read this Agreement, the Offer Document, the Deed of Tax Covenant, the Escrow Agreement and the other documents to be delivered in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). The Principal Shareholder acknowledges that the Principal Shareholder has had an opportunity to consult with and has relied solely upon the advice, if any, of the Principal Shareholder's legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent the Principal Shareholder has deemed necessary, and has not been advised or directed by Offeror, the Company or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.

                                   SECTION 6

      REPRESENTATIONS AND WARRANTIES OF OFFEROR

      Offeror hereby represents and warrants to the Company and the Principal Shareholders as follows:

6.1 ORGANIZATION, STANDING AND POWER. Offeror is a corporation duly organized, validly existing and in good standing under the laws of California. Offeror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Offeror. Offeror has delivered a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents, as applicable, each as amended to date, to the Principal Shareholders' Representative. Offeror is not in violation of any material provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

6.2 CAPITAL STRUCTURE. The authorized capital stock of Offeror consists of 25,000,000 shares of Common Stock, no par value, of which 4,782,608 shares were issued and outstanding as of the close of business on June 30, 1999 and 12,000,000 shares of Preferred Stock, no par value, of which 8,170,207 shares were issued and outstanding as of the close of business on June 30, 1999, and are convertible into 11,073,439 shares of Common Stock. As of the close of business on June 30, 1999, 375,499 shares are subject to outstanding, unexercised options under Offeror's 1986 Incentive Stock Option Plan and 1986 Supplemental Stock Option Plan, and 1,849,916 shares are subject to outstanding, unexercised options under Offeror's 1996 Stock Option Plan. There are no other outstanding shares of capital stock or voting securities of Offeror other than shares of Offeror Common Stock issued after June 30, 1999 upon the exercise of options issued under the Offeror Stock Option Plan before or after such date. As of the close of business on June 30, 1999, there are warrants outstanding to purchase 32,000 shares of the Company's Common Stock. Other than as contemplated under this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Offeror is a party or by which either of them is bound obligating Offeror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Offeror or obligating Offeror to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Offeror Common Stock to be issued pursuant to the Offer will be duly authorized, validly issued, fully paid, and non-assessable.

6.3 AUTHORITY. Offeror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Offeror. This Agreement has been duly executed and delivered by Offeror and constitutes the valid and binding obligation of Offeror enforceable against the Offeror in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies.

6.4   NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

      (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Offeror, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Offeror or its properties or assets.

      (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Offeror in connection with the execution and delivery of this Agreement by Offeror or the consummation by Offeror of the transactions contemplated hereby, except for (i) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (ii) such filings as may be required under the HSR Act, and (iii) consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Offeror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

6.5 Offeror has provided to the Principal Shareholders Representative a true, correct and complete copy of the Company's draft audited financial statements for the fiscal year 30 June 1999 (the "Audited Financial Statements"), and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the three month period ended September 25, 1999 (the "Unaudited Financial Statements"). The Audited Financial Statements have been prepared in accordance with the relevant accounting standards and legal principles and US Generally Accepted Accounting Principles ("US GAAP") applied on a consistent basis throughout the periods indicated and with each other. The Audited Financial Statements accurately set out and describe the financial condition and operating results of Offeror and the consolidated subsidiaries of Offeror as of the date, and for the periods indicated thereon subject to normal year-end audit adjustments. The Unaudited Financial Statements have been prepared on the same basis as the Audited Financial Statements and using the same accounting policies as were used in the preparation of the Audited Financial Statements and show a materially accurate view of the assets and liabilities and trading position of Offeror. Offeror has maintained a standard system of accounting established and administered in accordance with US GAAP.

6.6 ABSENCE OF CERTAIN CHANGES. Since September 25, 1999 (the "Offeror Balance Sheet Date"), Offeror has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Offeror; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Offeror, or any direct or indirect redemption, purchase or other acquisition by Offeror of any of its shares of capital stock; (iii) any material amendment or change to Offeror's Articles of Incorporation or Bylaws; or
      (iv) any negotiation or agreement by Offeror to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

6.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Offeror or any of its subsidiaries, threatened against Offeror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Offeror. There is no judgment, decree or order against Offeror or any of its subsidiaries or, to the knowledge of Offeror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Offeror.

6.8 GOVERNMENTAL AUTHORIZATION. Each of Offeror and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Offeror's or any of its subsidiaries' business ("Offeror Authorizations"), and all of such Offeror Authorizations are in full force and effect, except where the failure to obtain or have any of such Offeror Authorizations could not reasonably be expected to have a Material Adverse Effect on Offeror.

6.9 COMPLIANCE WITH LAWS. Each of Offeror and each of its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Offeror.

                                   SECTION 7

                             CONDITIONS TO CLOSING

7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations under this Agreement of each Party hereto shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of Offeror or the Principal Shareholders' Representative (defined in Section 8.8 below):

      (a) CONDITIONS TO OBLIGATIONS OF EACH PARTY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal.

      (b) GOVERNMENTAL APPROVAL. Offeror and each Principal Shareholder shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the HSR Act, under the Securities Act and under any state or foreign securities laws.

7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PRINCIPAL SHAREHOLDERS. The obligations of the Principal Shareholders under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Principal Shareholders' Representative:

      (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of Offeror in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Offeror in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Offeror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Offeror as of the Closing.

      (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Offeror and its subsidiaries, taken as a whole.

      (c)   CERTIFICATES OF OFFEROR.

            (i) COMPLIANCE CERTIFICATE OF OFFEROR. The Principal Shareholders' Representative shall have been provided with a certificate executed on behalf of Offeror by its President or its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Section 7.2(a) and (b) above has been satisfied with respect to Offeror.

            (ii) CERTIFICATE OF SECRETARY OF OFFEROR. The Principal Shareholders' Representative shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Offeror certifying:

                  (A) Resolutions duly adopted by the Board of Directors of Offeror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                  (B) the incumbency of the officers of Offeror executing this Agreement and all agreements and documents contemplated hereby.

      (d) GOOD STANDING. The Principal Shareholders' Representative shall have received a certificate or certificates of the Secretary of State of the State of California and any applicable franchise tax authority of such state, certifying as of a date no greater than three business days prior to the Closing that Offeror has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF OFFEROR. The obligations of Offeror under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Offeror:

      (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of the Principal Shareholders in
            Section 5 of this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Principal Shareholders in Section 5 of this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) the Principal Shareholders shall have performed and complied in all material respects with or shall have caused or procured the Company to perform and comply with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

      (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole. Without limiting the foregoing, a material adverse change shall be deemed to occur if (i) the Company's Current Assets (defined as cash, accounts receivables, inventories, deposits and prepaids) minus Current Liabilities

            (defined as trade accounts payable, accrued vacation, bonuses, commissions, taxes, current portion of long term liabilities, and accrued amounts for goods and services received but not invoiced) as of the Closing Date, as determined in good faith by Offeror and the Principal Shareholders' Representative, acting together, is less than zero minus $80,000; or (ii) either Ian Collins or David Ely terminates or has informed the Company or a Principal Shareholder in writing or otherwise of his intention to terminate his employment relationship with the Company.

      (c)   CERTIFICATES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS.

            (i) COMPLIANCE CERTIFICATE OF THE COMPANY. Offeror shall have been provided with a certificate executed on behalf of a director of the Company to the effect that, as of the Closing, each of the conditions set forth in Section 5.3(b) above has been satisfied.

            (ii) COMPLIANCE CERTIFICATE OF PRINCIPAL SHAREHOLDERS. Offeror shall have been provided with a certificate executed by each Principal Shareholder to the effect that, as of the Closing, each of the conditions set forth in Section 5.3(a) above has been satisfied.

            (iii) CERTIFICATE OF SECRETARY OF THE COMPANY. Offeror shall have been provided with a certificate executed by the Secretary of the Company certifying the Articles of Association of the Company, as in effect immediately prior to the Closing, including all amendments thereto.

      (d) THIRD PARTY CONSENTS. Offeror shall have been furnished with evidence satisfactory to it that the Company has obtained those consents, waivers, approvals or authorizations of those third parties whose consent or approval are required in connection with this Agreement.

      (e) INJUNCTIONS OR RESTRAINTS; CONDUCT OF BUSINESS. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Offeror's conduct or operation of the business of the Company and its subsidiaries, following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

      (f) SHAREHOLDER DOCUMENTS. Offeror shall have received from each Shareholder a duly executed and delivered acceptance form in the Offer Document, including the Release of Claim, Stock Transfer Form, and irrevocable Power of Attorney contained therein, and the certificate or certificates representing all of the Shares held by such Shareholder or a letter of indemnity reasonably acceptable to Offeror, in each case, from Shareholders representing at least 98% of the issued share capital of the Company provided that this condition shall not be satisfied if more than ten Shareholders do not so accept the Offer as of the Closing Date.

      (g) ADDITIONAL CONDITIONS. Such additional actions set forth in this Agreement that are required to be completed as of the Closing shall have been completed, including without limitation the actions set forth in Sections 1.3 and 2.2.

      (h) MIRVO STOCK. Genetics Group AG shall procure that Scientific Generics Ltd. shall use best efforts to transfer to the Company 20% of the shares of Series A Preferred Stock of Zowie (formerly Mirvo Toys, Inc.) held by it as of the Effective Date, which based on documentation provided to the Company would be 129,033 shares.

      (i) NEW ISSUES. No further shares in the Company shall be issued between the Effective Date and Closing.

                                   SECTION 8

ESCROW AND INDEMNIFICATION

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Purchase and continue until the two year anniversary of the Closing Date (the "Escrow Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Closing Date shall continue indefinitely.

8.2 ESCROW FUND. As soon as practicable after the Closing Date, all shares of Synaptics' Stock that each Principal Shareholder is entitled to receive in the Purchase pursuant to Section 2.4(b) and subject to the conditions set forth in Section 2.4(b) (the "Escrow Shares") shall, without any act of any Principal Shareholders, be registered in the name of, and be deposited with a financial institution selected by Offeror and reasonably acceptable to the Principal Shareholders' Representative as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement"); provided, however, Generics Group AG shall contribute to the Synaptics' Escrow additional Synaptics' Stock equal to the number of Escrow Shares Inter Ikea Finance SA would have contributed to the Escrow if it were a Principal Shareholder under this Agreement. In the event that any Damages (as defined below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of the Principal Shareholders pursuant to Section 8.3 and in accordance with the Escrow Agreement.

8.3   INDEMNIFICATION.

      (a)   INDEMNIFIED DAMAGES. Subject to the limitations set forth in this
            Section 8, from and after the Closing Date, the Principal Shareholders shall protect, defend, indemnify and hold harmless Offeror and its affiliates, officers, directors, employees, representatives and agents and the Company (each an "Indemnified Person" and collectively "Indemnified Persons") from and against in the case of Sections 8.3(a)(i) and 8.3(a)(iii) below, 100% of, and in the case of Section 8.3(a)(ii) below, 50% of any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (including amounts required to be paid by the Company or the Principal Shareholders as set forth in Section 12.13) (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with (i) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with any of the representations, warranties, covenants, indemnities or agreements of the Principal Shareholders contained in this Agreement or the Offer Document, including any exhibits or schedules attached hereto or thereto which becomes known to Offeror during the Escrow Period, (ii) any legal proceedings duly served during the Escrow Period upon an Indemnified Person by Wacom, Inc. or any members of its group alleging breach or infringement by the Company of any patent held by Wacom, Inc. or any members of its group as a consequence of an Indemnified Person seeking to exploit the Company's technology existing as of the Closing Date, as demonstrated by the Company's records as of the Closing Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Offeror and, where applicable, the Offeror shall pursue any claim it or the Company may have under any applicable insurance policy or against any person from whom such indemnity or contribution may be recoverable or (iii) any commission or compensation in the nature of a finder's fee for which the Company is responsible as a result of the transactions contemplated by this Agreement, including without limitation any fees owing under agreements with Beeson Gregory.

      (b) EXCLUSIVE CONTRACTUAL REMEDY AND LIMITATIONS. Offeror and the Principal Shareholders each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total consideration Offeror would have agreed to pay in connection with the Purchase. Resort to the Escrow Fund shall be the exclusive contractual remedy of Offeror for any Damages if the Purchase closes. The maximum liability of any Principal Shareholder for any breach of a representation, warranty or covenant of the Principal Shareholder shall be limited to Escrow Shares in which such Principal Shareholder has an interest that are held pursuant to the Escrow Agreement; provided, however, that nothing herein shall limit the liability of the Principal Shareholders for Damages: (i) arising from any breach by such Shareholder of representation, warranty or covenant if the Purchase does not close, (ii) in connection with any breach by such shareholder of the Offer Document, Deed of Tax Covenant, Non-Competition Agreement or Escrow Agreement, and (iii) arising from such person's or entity's fraud or intentional misrepresentation.

8.4 DAMAGES THRESHOLD. Notwithstanding the foregoing, Offeror may not receive any amount of the Escrow Shares from the Escrow Fund unless and until a certificate signed by an officer of Offeror (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of $100,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 8 and the terms of the Escrow Agreement to be payable, in which case Offeror shall receive Escrow Shares equal in value to the full amount of such Damages without deduction; provided, however, any amounts required to be paid by the Principal Shareholders as set forth in Sections 8.3(a)(ii), 8.3(a)(iii) or 12.13 shall not be subject to the above $100,000 threshold and may be paid, at Offeror's option, out of the Escrow Shares. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Offeror shall be disregarded.

8.5 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Offeror, subject to the objection of the Principal Shareholders' Representative (as defined in Section 8.8 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Principal Shareholders all Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Shares to the Principal Shareholders pursuant to this Section 8.5 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

8.6   DISTRIBUTIONS; VOTING.

      (a) Any shares of Synaptics' Stock or other equity securities issued or distributed by Offeror (including shares issued upon a stock split) ("New Shares") in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be retained in escrow pending final distribution of the Escrow Fund and will not be immediately distributed to the beneficial owners of the Escrow Shares. Such dividends will become part of the Escrow Fund and will be available to satisfy Damages. Offeror shall pay any taxes on such dividends out of the Escrow Fund.

      (b) Each Principal Shareholder shall have voting rights with respect to that number of Escrow Shares contributed to the Escrow Fund on behalf of such Principal Shareholder (and on any voting securities added to the Escrow Fund in respect of such Escrow Shares) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Principal Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such

            Principal Shareholders. Offeror shall show the Synaptics' Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

8.7 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Person pursuant to this Section 8 shall be made in accordance with the provisions of the Escrow Agreement.

8.8 REPRESENTATIVE OF THE PRINCIPAL SHAREHOLDERS; POWER OF ATTORNEY. The Director of Finance of Generics Group Ltd., currently Martin Frost, shall be appointed as agent and attorney-in-fact (the "Principal Shareholders' Representative") for each Principal Shareholder for and on behalf of the Principal Shareholders, to give and receive notices and communications on behalf of the Principal Shareholders, to enter into and perform the Escrow Agreement, to authorize delivery to Offeror of Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Offeror or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Principal Shareholders' Representative for the accomplishment of the foregoing.

                                   SECTION 9

TERMINATION; SURVIVAL AND EFFECT OF TERMINATION

9.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

      (a) By mutual written consent of Offeror and the Principal Shareholders' Representative;

      (b)   By Offeror, if any of the conditions set forth in Sections 7.1 and
            7.3 shall have become reasonably incapable of fulfillment prior to October 31, 1999, through no fault of Offeror, and such condition(s) shall not have been waived in writing by Offeror;

      (c) By the Principal Shareholders' Representative, if any of the conditions set forth in Sections 7.1 and 7.2 shall have become reasonably incapable of fulfillment prior to October 31, 1999, through no fault of the Principal Shareholders, and such condition(s) shall not have been waived in writing by the Principal Shareholders' Representative;

      (d)   By either Offeror or the Principal Shareholders' Representative if
            (i) the other (Offeror on the one hand or any Principal Shareholder on the other) has breached this Agreement in any material respect, or (ii) the Closing does not occur on or before October 31, 1999 (unless such date is extended by the mutual agreement of Offeror and a majority in interest of the Shareholders), but only if the failure to consummate such transaction on or before such date did not result from the failure by the party(ies) seeking such termination to fulfill any condition set forth in Section 7 which is a condition precedent to the obligation of the other under this Agreement to consummate the transactions contemplated hereby.

9.2 SURVIVAL. If this Agreement is terminated prior to Closing and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Section 9 (relating to termination); Section
      10.5 (relating only to the obligations of confidentiality and not those regarding access of information); Section 10.6 (relating to disclosure, except that the first sentence regarding access to records shall be of no further force and effect); and Section 12 (relating to certain miscellaneous provisions).

                                   SECTION 10

COVENANTS OF THE PRINCIPAL SHAREHOLDERS

10.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Principal Shareholders shall cause or procure the Company (except to the extent expressly contemplated by this Agreement or as consented to in writing by Offeror), to carry on its and its Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Offeror's consent to the filing of material tax returns if applicable, to pay or perform other obligations when due, and to use best efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organization, keep available the services of its and its Subsidiaries' present officers and key employees and preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Closing Date. The Principal Shareholders shall cause or procure the Company to promptly notify Offeror of any event or occurrence not in the ordinary course of its or its Subsidiaries' business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Principal Shareholders shall cause or procure the Company or any of its Subsidiaries to not do, allow or permit any of thc following, without the prior written consent of Offeror:

      (a) CHARTER DOCUMENTS. Cause or permit any amendments to the Memorandum or Articles of Association, except as permitted under this Agreement;

      (b) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Ordinary Shares pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement and the issuance of shares of its Ordinary Shares as provided in Section
            10.2 below;

      (c) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

      (d) STOCK OPTION PLANS, ETC. Authorize cash payments in exchange for any options or other rights granted under any of the Company's stock plans.

      (e) MATERIAL CONTRACTS. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

      (f) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

      (g) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

      (h) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

      (i) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

      (j) AGREEMENTS. Enter into any agreement in which the obligation of the Company exceeds $50,000 or which shall not terminate or be subject to termination for convenience within 180 days following execution of such agreement or any agreement not in the ordinary course of business and consistent with past practice;

      (k) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

      (l) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice and not exceeding $50,000 in the aggregate;

      (m) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

      (n) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

      (o) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Offeror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

      (p) SEVERANCE ARRANGEMENT. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) payments made in the ordinary course of business in accordance with its standard past practice not exceeding $50,000 in the aggregate;

      (q) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Offeror prior to the filing of such a suit, or
            (iii) for a breach of this Agreement;

      (r) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole;

      (s) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

      (t) NOTICES. Fail to give any notices or other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under applicable law in connection with the transactions provided for in this Agreement;

      (u) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

      (v) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 10.1(a) through (u) above.

10.2 CASH CONTRIBUTIONS BY GENERICS GROUP AG AND OFFEROR. In order to ensure the obligations of the Principal Shareholders under Section 10.1 above and to ensure that as of the Closing Date the Company's Current Assets (as defined in Section 7.3(b)) minus Current Liabilities (as defined in
      Section 7.3(b) are no less than zero minus $80,000, Generics Group AG shall make capital contributions to the Company to fund (I) all liabilities (including legal fees and expenses of the Company and the Shareholders in connection with this Agreement and the Offer Document, which shall be the sole responsibility of the Company and the Shareholders pursuant to Section 12.13) incurred by the Company through September 22, 1999 and (ii) for liabilities incurred by the Company after September 22, 1999, all liabilities incurred by the Company (including legal fees and expenses of the Company and the Shareholders in connection with this Agreement and the Offer Document) except liabilities to be assumed by Offeror in the Closing as set forth below. Offeror hereby assumes fifty percent (50%) of normal business expenses (as determined by Offeror in good faith) incurred by the Company after September 22, 1999 and before 1 October 1999 and thereafter all such normal business expenses; provided, however Offeror shall (subject to the following proviso of this Section 10.2) have no obligations under this Section 10.2 if the Purchase does not occur and Offeror's obligations under this Section 10.2 shall in no event (except as set forth below) exceed $80,000; provided further, however, if the Purchase does not occur because the conditions in Section 7.3(f) are not fulfilled through no fault of a Principal Shareholder, Offeror's obligations under this Section 10.2 shall remain, but instead shall not exceed $160,000. Generics Group AG shall be issued additional Ordinary Shares of the Company prior to the Closing at a price not to exceed 7.60 pounds sterling per Share in consideration of capital contributions made pursuant to this Section 10.2.

10.3 TRANSACTIONS WITH SHAREHOLDERS. The Principal Shareholders shall use their best efforts and cooperate with Offeror to enable the Offeror to issue a general offer memorandum, in the form attached as Exhibit B to the Shareholders for the purpose of procuring executed acceptances of the Offer and all documents contemplated thereby, by the other Shareholders prior to the Closing. The Principal Shareholders shall indemnify and hold harmless the Indemnified Parties for all Damages incurred as a result of or in connection with any and all claims by any Shareholders based upon or resulting from information provided to such Shareholder that has not been provided by Offeror in connection with the sale of the Shares by such Shareholder to the Offeror under this Agreement.

10.4 NO SOLICITATION. The Principal Shareholders will not, directly or indirectly, (i) take any action to solicit, initiate, entertain or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of it Subsidiaries to, or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal. The Principal Shareholders will promptly notify Offeror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal and will keep Offeror fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a Purchase or other business combination involving the Company or any of its Subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

10.5 ACCESS; CONFIDENTIALITY. The Principal Shareholders shall cause or procure the Company to make available all books, records, facilities, employees, non-employee agents (such as patent and regulatory counsel) and information necessary for Offeror to evaluate the business, operations, properties and financial condition of the Company. Offeror shall keep confidential and shall not make use of any information treated by the other party as confidential (including, without limitation, the existence of this Agreement), obtained from the other party concerning the assets, properties, business or operations of the other party other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 10.3), except as may be required to be disclosed by applicable law. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which (a) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (b) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; (c) when such disclosure is required by a court or governmental authority or is otherwise required or permitted by law (including, without limitation, filings required or permitted to be made with the SEC or any other governmental or regulatory agency) or is necessary to establish rights under this Agreement or any agreement contemplated hereby(and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).

10.6 PUBLIC ANNOUNCEMENTS. All parties hereto agree that Offeror will be responsible for any press release or publication with respect to the existence of this Agreement or the transactions contemplated hereby and further agree to cooperate in good faith with respect to any such press release or public statement, and, except as may be required by law, further agree not to issue any such press release or public statement without the prior written consent of Offeror (in the case of a publication proposed by the Company and/or a Shareholder). Offeror agrees to provide any such press release or public statement to the Principal Shareholder Representative in advance of publication and provide the Principal Shareholder Representative a reasonable opportunity to review and approve such publication.

10.7 COOPERATION. Each Party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use reasonable efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing. Principal Shareholders will use their best efforts and cause or procure the Company to assist Offeror (at Offeror's cost) as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Synaptics' Stock pursuant hereto.

10.8 EMPLOYEES OF THE BUSINESS. Between the date of this Agreement and the Closing Date, the Principal Shareholders shall cooperate with Offeror to enable it to determine the employment terms of Company employees after the Closing Date, including allowing Offeror, if reasonably acceptable to the Principal Shareholders' Representative, to discuss directly with employees of the Company their employment with Offeror after the Closing Date.

10.9 NOTIFICATION OF CLAIMS. From the date of this Agreement to and including the Closing Date, the Principal Shareholders shall and shall cause or procure the Company to promptly notify Offeror in writing of the commencement or threat of any claims, litigation or proceedings against or affecting the Company of which the Company and/or the Principal Shareholders have knowledge.

10.10 FURTHER ACTS. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties will take any further actions necessary or desirable to carry out the purposes of this Agreement and to vest in Offeror the full benefit of the rights, powers and remedies conferred upon the Offeror or this Agreement. In addition, without in any way limiting the generality of the foregoing, and, to the extent required, the Principal Shareholders hereby agree to procure Scientific Generics Ltd. to take any and all further actions necessary or desirable to carry out the assignment to the Company of all Intellectual Property.

                                   SECTION 11

COVENANTS OF OFFEROR

11.1 BLUE SKY LAWS. Offeror shall take such steps as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Synaptics' Stock pursuant hereto.

11.2 CONDUCT OF BUSINESS OF OFFEROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Offeror agrees (except to the extent that the Principal Shareholders'

      Representative shall otherwise consent in writing) that Offeror shall promptly notify the Principal Shareholders' Representative of any event or occurrence or emergency that is not in the ordinary course of business of Offeror and that is material and adverse to the business of Offeror.

                                   SECTION 12

MISCELLANEOUS

12.1 SURVIVAL OF WARRANTIES. The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (excluding the Offer Document, Deed of Tax Covenant and the Deed of Non-Competition) shall survive the Closing and (except to the extent that survival is necessary to effectuate the intent of such provisions, including the provisions of Section 8) shall terminate on the second anniversary of the Closing Date. The representations, warrants and agreements set forth in the Offer Document, Deed of Tax Covenant and Deed of Non-Competition shall survive in perpetuity, except as otherwise set forth in such agreements or deeds.

12.2 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

(a)   if to Offeror, to:

                        Synaptics, Incorporated
                        2702 Orchard Parkway
                        San Jose, CA 95134
                        Attention: Francis Lee
                        Facsimile No.: (408) 434-9819
                        Telephone No.: (408) 434-0110

                        with a copy to:
                        Venture Law Group
                        2800 Sand Hill Road
                        Menlo Park, CA 94025
                        Attention: John V. Bautista
                        Facsimile No.: (650) 233-8386
                        Telephone No.: (650) 854-4488

     (b)   if to the Company, to:

                        Absolute Sensors Limited
                        Harston Mill, Harston
                        Cambridge, CB2 5NH UK
                        Attention: Managing Director
                        Facsimile No.: 01223-875201
                        Telephone No.: 01223-875200

     (c)   if to the Principal Shareholders' Representative, to:

                        Director of Finance for the Generics Group Ltd. The Generics Group Ltd.
                        Harston Mill, Harston
                        Cambridge, CB2 5NH UK
                        Facsimile No.: 01223-875201
                        Telephone No.: 01223-875200

                        with a copy to:
                        The Generics Group Ltd.
                        Harston Mill, Harston
                        Cambridge, CB2 5NH UK
                        Attention: Managing Director
                        Facsimile No.: 01223-875201
                        Telephone No.: 01223-875200

12.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Effective Date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents referred to herein are the product of all of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly cancelled and are not intended to confer upon any other person any rights or remedies hereunder.

12.6 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by operation of law or otherwise by a Party hereto without the prior written consent of the other Parties hereto.

12.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
      (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12.8 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.9 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

12.10 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.11 WAIVER OF RESTRICTIONS. Principal Shareholders shall procure that all other shareholders of the Company waive any restrictions on transfer applicable to their shares with respect to the transfers pursuant to the Offer.

12.12 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the Parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 12.11 shall be binding upon the parties and their respective successors and assigns.

12.13 FEES. The Principal Shareholders (as to each such Shareholder, jointly and severally) agree to pay the fees and expenses of their legal counsel, financial advisors and other agents incurred in connection with the negotiation, execution and carrying out of their obligations under this Agreement. The Offeror shall pay fifty per cent of the fees of the financial advisor retained by the Company in connection with the approval by its directors of the Offer Document if the Purchase does not occur through no fault of the Company or the Principal Shareholders; and provided further however that Offeror shall in no event be required to pay in excess of L15,000 hereunder. Fees and expenses of the Principal Shareholders and the Company invoiced to the Company will be deducted by Offeror from the Cash Consideration or the Escrow Shares to which the Principal Shareholders are entitled, at Offeror's sole election.

The parties have duly executed this Stock Purchase Agreement as of the date first above written.

SYNAPTICS INCORPORATED



Name:    Francis Lee
     -------------------------------

By:      /s/ Francis Lee
   ---------------------------------

Title    President
     -------------------------------



THE GENERICS GROUP AG



Name:    Gordon Malcolm Edge              Name:    Martin John Frost
     -------------------------------           -------------------------------

By:      /s/ Gordon Malcolm Edge          By:      /s/ M J Frost
   ---------------------------------         ---------------------------------

Title    Director                         Title    Director
     -------------------------------           -------------------------------



DAVID ELY



Name:    David Ely
     -------------------------------

Signature: /s/ David Ely
          --------------------------



IAN COLLINS



Name:      Ian Collins
     -------------------------------

Signature: /s/ Ian Collins
          --------------------------



PRINCIPAL SHAREHOLDERS'
REPRESENTATIVE



Name:       Martin John Frost
     -------------------------------

Signature:  /s/ M J Frost
          --------------------------